Exhibit G

May 19, 2015

The Republic of Chile	Writer’s direct dial:
Ministry of Finance	+56-2-2472 7019
Teatinos 120, piso 12
Santiago,
Chile

Re.: Registration Statement.

Ladies and Gentlemen:

We have acted as special Chilean counsel to the Ministry of Finance of the Republic of Chile (the “Republic” or “Chile”) in connection with the registration statement (No. 333-183920) (as amended, the “Registration Statement”) filed by the Republic with the Securities Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Republic proposes to issue and sell from time to time up to U.S.$ 1,514,261,472 of its debt securities (the “Debt Securities”) and/or warrants to purchase Debt Securities, pursuant to the indenture (as amended, the “Indenture”) dated as of December 12, 2014 between the Republic and The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following:

(a)         the Registration Statement;

(b)         the Indenture;

(c)          the forms of Debt Securities included as Exhibits A, B and C of the Indenture;

(d)         all the relevant provisions of the Constitution of Chile and all relevant laws and orders of Chile, including but not limited to the following (copies and translations of which are attached as Exhibit A to this opinion):

(i)                                    Articles 32, number 6; 63, numbers 7 and 8; and 65, paragraph 4, number 3 of the Political Constitution of the Republic of Chile of 1980, as amended;

(ii)                                Article 3 of Law 20,798, dated December 6, 2014;

(iii)                            Articles 45, 46, 47 and 47 bis of Decree Law 1,263 of November 21, 1975;

(iv)                            Decree Law 2,349 of October 13, 1978; and

(v)                                all such other documents, instruments and rules as we have deemed necessary as a basis for the opinion hereinafter expressed.

We have assumed for purposes of this opinion: (i) that the Trustee has adequate power, authority and legal right to enter into the Indenture, to execute the documents and take the actions to be executed and taken thereunder, including the authentication of the Debt Securities; (ii) the authenticity of all documents examined by us (and the completeness of and conformity to the originals of any copies thereof submitted to us) and the genuineness of all signatures; and (iii) that the Debt Securities and the Indenture, and any other related agreement or document that is stated to be governed by and construed in accordance with New York law, has been duly authorized, executed and delivered pursuant to New York law.

Based on the foregoing and subject to the further assumptions and qualifications, it is our opinion that under and with respect to present Chilean law, the Debt Securities when (A) executed and delivered by (i) a duly authorized representative acting on behalf of the Republic and (ii) the Treasurer General of the Republic (Tesorero General de la República) or a duly authorized representative acting on his or her behalf, and (B) duly authenticated (“refrendados”) by the Comptroller General of the Republic (Contralor General de la República) or a duly authorized representative acting on his or her behalf, and further authenticated pursuant to the Indenture, will constitute valid and legally binding obligations of the Republic; provided that each specific issue of Debt Securities to be made by the Republic shall require prior promulgation of a Supreme Decree issued by the President of the Republic and the Finance Minister of the Republic (Ministro de Hacienda) specifically authorizing the incurrence of further indebtedness by the Republic by means of a Debt Securities issuance in accordance with the laws listed in letter (d) above that authorizes the incurrence of an amount of indebtedness equal to or greater than the amount contemplated in each such specific issue of Debt Securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on the date hereof and to the reference to our name under the caption

“Validity of the Securities” in the prospectus constituting a part of the Registration Statement filed on the date hereof and in any prospectus supplement relating thereto. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Cordially yours,

MORALES & BESA LTDA., ABOGADOS

/s/ Pedro García M.
By: Pedro García M., a Partner

EXHIBIT A

The following are the most relevant provisions contained in the Constitution of Chile and Chilean laws governing incurrence in public indebtedness by the Republic of Chile, referred to in the opinion letter dated as of May 19, 2015 by Morales & Besa Limitada, Abogados, special Chilean Counsel to the Republic of Chile.

TABLE OF CONTENTS

I.	CONSTITUCIÓN POLÍTICA DE LA REPÚBLICA DE CHILE
CONSTITUTION OF THE REPUBLIC OF CHILE

II.	LEY N° 20.798 - LEY DE PRESUPUESTOS PARA EL SECTOR PÚBLICO, CORRESPONDIENTE AL AÑO 2015
LAW No. 20,789 - 2015 PUBLIC SECTOR BUDGET LAW

III.	DECRETO LEY Nº 1.263 DE 1975 — DECRETO LEY ORGÁNICO DE ADMINISTRACIÓN FINANCIERA DEL ESTADO.
DECREE LAW No. 1,263 OF 1975 - FINANCIAL ADMINISTRATION OF THE REPUBLIC

IV.	DECRETO LEY Nº 2.349 DE 1978 — ESTABLECE NORMAS SOBRE CONTRATOS INTERNACIONALES PARA EL SECTOR PÚBLICO.
DECREE LAW No. 2,349 OF 1978 - RULES REGARDING INTERNATIONAL CONTRACTS FOR STATE SECTOR.

V.	DECRETO CON FUERZA DE LEY Nº 7.912, DE 1927 - DECRETO QUE ORGANIZA LAS SECRETARÍAS DEL ESTADO.
DECREE WITH FORCE OF LAW No. 7,912, OF 1927 - DECREE THAT ORGANIZES THE SECRETARIES OF THE STATE [MINISTRIES]

VI.	DECRETO LEY Nº 1.028, DE 1975 - PRECISA ATRIBUCIONES Y DEBERES DE LOS SUBSECRETARIOS DE ESTADO.
DECREE LAW No. 1,028. OF 1975 - PRECISIONS ON POWERS AND DUTIES OF UNDERSECRETARIES OF THE STATE

I.                                        CONSTITUCIÓN POLÍTICA DE LA REPÚBLICA DE CHILE.

“…

Artículo 32.- Son atribuciones especiales del Presidente de la República:

…

6º.- Ejercer la potestad reglamentaria en todas aquellas materias que no sean propias del dominio legal, sin perjuicio de la facultad de dictar los demás reglamentos, decretos e instrucciones que crea convenientes para la ejecución de las leyes;

…

Artículo 63.- Sólo son materias de ley:

…

7)                                     Las que autoricen al Estado, a sus organismos y a las municipalidades, para contratar empréstitos, los que deberán estar destinados a financiar proyectos específicos. La ley deberá indicar las fuentes de recursos con cargo a los cuales deba hacerse el servicio de la deuda. Sin embargo, se requerirá de una ley de quórum calificado para autorizar la contratación de aquellos empréstitos cuyo vencimiento exceda del término de duración del respectivo período presidencial.

Lo dispuesto en este número no se aplicará al Banco Central;

8)                                     Las que autoricen la celebración de cualquier clase de operaciones que puedan comprometer en forma directa o indirecta el crédito o la responsabilidad financiera del Estado, sus organismos y de las municipalidades.

Esta disposición no se aplicará al Banco Central;

…

Artículo 65.- [Inciso 4º]

Corresponderá, asimismo, al Presidente de la República la iniciativa exclusiva para:

3º.- Contratar empréstitos o celebrar cualquiera otra clase de operaciones que puedan comprometer el crédito o la responsabilidad financiera del Estado, de las entidades semifiscales, autónomas, de los gobiernos regionales o de las municipalidades, y condonar, reducir o modificar obligaciones, intereses u otras cargas financieras de cualquier naturaleza establecidas en favor del Fisco o de los organismos o entidades referidos;

…”

Convenience English Translation

CONSTITUTION OF THE

REPUBLIC OF CHILE

“…

Article 32.- The following are special powers vested on the President of the Republic:

…

6°.-                             The exercise of regulatory Powers in all such matters not included within the legal domain; provided, however, that he will have the ability to issue all other regulations, decrees and instructions as he deem convenient for the due execution of the laws;

…

Article 63.- It is reserved to the law:

…

7)                                     Those that authorize the State, its bodies and the Municipalities to contract loans that shall have the purpose to finance specific projects. The law must indicate the sources of the funds out of which the debt should be served. However, the contracting of loans the maturity date of which exceeds the duration of the term of the respective presidential period shall require authorization by virtue of a law passed by a qualified quorum.

The provisions of this number shall not apply to the Central Bank;

8)                                     Those that authorize any type of transaction which may, directly or indirectly, affect the credit or the financial responsibility of the State, its bodies and the Municipalities.

The provisions of this number shall not apply to the Central Bank;

…

Article 65.- [paragraph 4]

…

The President of the Republic shall also have the exclusive [legislative] initiative for:

3.-                                  Contracting loans or enter into any other transactions which may affect the public financial credit or the financial responsibility of the public, semipublic, autonomous agencies or municipalities, and cancel, reduce or amend obligations, interest provisions or other financial undertakings of any nature, established on behalf of the Republic (Fisco) or of the above mentioned entities or agencies;”

…”

II.                                  LEY N° 20.798 - LEY DE PRESUPUESTOS PARA EL SECTOR PÚBLICO, CORRESPONDIENTE AL AÑO 2015.

(Diario Oficial de 6 de diciembre de 2015)

“…

Artículo 3°.- Autorízase a la Presidenta de la República para contraer obligaciones, en el país o en el exterior, en moneda nacional o en monedas extranjeras, hasta por la cantidad de US$ 7.500.000 miles que, por concepto de endeudamiento, se incluye en los Ingresos Generales de la Nación.

Autorízasele, además, para contraer obligaciones, en el país o en el exterior, hasta por la cantidad de US$ 500.000 miles o su equivalente en otras monedas extranjeras o en moneda nacional.

Para los fines de este artículo, se podrá emitir y colocar bonos y otros documentos en moneda nacional o extranjera, los cuales podrán llevar impresa la firma del Tesorero General de la República.

La parte de las obligaciones contraídas en virtud de esta autorización que sea amortizada dentro del ejercicio presupuestario 2015 y aquéllas que se contraigan para efectuar pago anticipado total o parcial de deudas constituidas en ejercicios anteriores, deducidas las amortizaciones incluidas en esta ley para el año 2015, no serán consideradas en el cómputo del margen de endeudamiento fijado en los incisos anteriores.

No se imputarán a la suma de las cantidades señaladas en los incisos primero y segundo de este artículo, las obligaciones que se contraigan para solventar el pago de bonos de reconocimiento a que alude el artículo tercero transitorio del decreto ley Nº 3.500, de 1980, hasta por un monto del equivalente a US$ 1.000.000 miles.

La autorización que se otorga a la Presidenta de la República será ejercida mediante decretos supremos expedidos a través del Ministerio de Hacienda, en los cuales se identificará el destino específico de las obligaciones que se contraigan, indicando las fuentes de recursos con cargo a los cuales debe hacerse el servicio de la deuda. Copia de estos decretos serán enviados a las Comisiones de Hacienda del Senado y de la Cámara de Diputados dentro de los quince días siguientes al de su total tramitación.”

Convenience English Translation

LAW No. 20,798

2015 PUBLIC SECTOR BUDGET LAW

(Published in the Official Gazette of December 6, 2014)

“…

Article 3rd.— The President of the Republic is hereby authorized to contract debt obligations in Chile or abroad up to the amount of US$ 7,500,000,000 or the equivalent thereof in any other foreign currencies or in domestic currency, which, for the purposes of indebtedness, shall be included in the calculation of the General Revenues of the Nation.

The President is also authorized to incur in debt obligations, in Chile or abroad, up to an amount of US$ 500,000,000 or its equivalent in other foreign currency of Chilean currency.

For the purposes of this article, it will be permitted the issuance and placement of bonds and other securities denominated in domestic or foreign currency, which instruments may bear the printed signature of the Treasurer General of the Republic.

The portion of the obligations incurred pursuant to this authorization which is repaid within the budget year 2015 and those incurred for the total or partial prepayment of indebtedness incurred in previous years, after deducting the amortizations provided for in this law for 2015, will not be considered in the computation of the margin for indebtedness established in the preceding paragraphs.

The debt obligations incurred for the payment of acknowledgement social security bonds referred to in the third transitory article of decree law No. 3,500, of 1980 shall not be considered for the calculation of the amounts indicated in the first and second preceding paragraphs of this article, up to an amount equivalent to US$ 1,000,000,000

The President of the Republic shall exercise the authorization granted herein by issuing one or more supreme decrees through the Ministry of Finance, which will indicate the specific use of proceeds of the obligations to be incurred and the source of the funding to service the debt. A copy of these decrees will be sent to the Senate and the House of Representatives´ Finance Committees within fifteen days following their final processing.”

…”

III.                              DECRETO LEY Nº 1.263 DE 1975 - DECRETO LEY ORGÁNICO DE ADMINISTRACIÓN FINANCIERA DEL ESTADO.

(Diario Oficial de 18 de noviembre de 1975 y modificaciones posteriores)

“…

TÍTULO IV

Del crédito público

…

Artículo 45°.- En las obligaciones que contraiga el Fisco, el Tesorero General de la República deberá suscribir los títulos de créditos fiscales.

Los títulos referidos que deban firmarse en el exterior, podrán ser suscritos por el funcionario que designe el Presidente de la República, en remplazo del Tesorero General.

Artículo 46º.- El Contralor General de la República refrendará todos los documentos de deuda pública que se emitan.

Ningún documento de deuda pública será válido sin la refrendación del Contralor General de la República o de otro funcionario o institución que, a propuesta de él, designe el Ejecutivo.

La Contraloría General de la República llevará la contabilización de toda la deuda pública.

Artículo 47º.- El Estado puede colocar los títulos de la deuda pública en el mercado de capitales directamente, por medio de la Tesorería General de la República, o en forma indirecta, mediante la colocación a través de agentes o consorcios financieros nacionales o extranjeros tales como bancos comerciales, bolsas de comercio u otras.

Podrá establecerse el pago de una comisión por la colocación de estos títulos.

Artículo 47º BIS.- En la emisión de bonos y otros valores representativos de deuda pública que emita el Estado, el Ministerio de Hacienda, mediante decreto supremo cumplido bajo la fórmula “Por orden del Presidente de la República”, podrá disponer que tales bonos o valores sean emitidos sin la obligación de imprimir títulos o láminas físicas que evidencien la deuda pública correspondiente. El decreto supremo señalado precedentemente deberá

indicar, para una o más emisiones determinadas, o en general, para todas las emisiones, las reglas, requisitos y demás modalidades necesarias para hacer valer los derechos emanados de los bonos o valores emitidos en la forma antes señalada, incluyendo el procedimiento requerido para transferirlos.

En caso que los bonos o valores se emitan en la forma señalada en el inciso anterior, la suscripción por el Tesorero General de la República y la refrendación del Contralor General de la República, exigidas en los artículos 45 y 46 precedentes, deberá efectuarse en una réplica o símil de los bonos o valores emitidos, quedando de esta forma y para todos los efectos legales, autorizada y refrendada la totalidad de los bonos o valores que integran la serie correspondientemente emitida y cuyos términos y condiciones serán idénticos a dicha réplica.

De la misma manera, tratándose de emisiones de bonos y valores efectuadas en la forma establecida en los incisos precedentes, el emisor deberá mantener un registro de anotaciones en cuenta a favor de los tenedores de los correspondientes valores representativos de la deuda pública. La mantención del mencionado registro podrá ser contratada con un tercero, en la forma que indique el decreto supremo a que se refiere el inciso primero.

…”

Convenience English Translation

DECREE LAW No. 1,263 OF 1975

FINANCIAL ADMINISTRATION OF THE REPUBLIC

(Published in the Official Gazette of November 18, 1975, as amended)

“…

TITLE IV

Public Credit

…

Article 45.- The Treasurer General of the Republic (Tesorero General de la República) shall execute the credit instruments that evidence the indebtedness of the Republic.

If such instruments ought to be executed abroad an official designated by the President of the Republic may execute them for and on behalf of the Treasurer General of the Republic.

Article 46.- The Comptroller General of the Republic (Contralor General de la República) shall authenticate (“refrendar”) all such debt instruments that may be issued by the Republic.

No document purporting to evidence public indebtedness shall be valid as such if it is not authenticated by the Comptroller General of the Republic or such other public official or institution appointed by the Executive upon the proposition of the Comptroller General.

The Office of the Comptroller General shall keep the accounting of all the indebtedness of the Republic.

Article 47.- The Republic can place its debt instruments in the capital markets either directly, through the Treasury of the Republic, or indirectly, through its placement by national or international financial agents or consortia such as commercial banks, stock exchanges or others.

The State may pay a commission for the placement of its debt.

Article 47 BIS.- The Ministry of Finance may approve, by means of Supreme Decree complied with and signed by using the “Upon Order of the President of the Republic”, that bonds or other securities representing public debt be issued without the obligation of being evidenced in printed securities or physical sheets. Such supreme decree shall contain the rules, requirements and terms and conditions needed to exercise the rights arising therefrom, including provisions on transfer, which will apply to one or more precise issuances or in general, to all issuances,

If the bonds or securities are issued in accordance with the prior paragraph, the execution by the Treasurer General of the Republic (Tesorero General de la República) and the authentication (refrendación) by the Comptroller General of the Republic, required pursuant to Articles 45 and 46 above shall be made in a replica or facsimile of the issued bonds or securities, thereby the whole series of bonds or securities being issued becoming authorized and authenticated by the Comptroller General of the Republic in identical terms and conditions than those of such replica.

Likewise, the issuer shall keep a book entry system for the benefit of the holders of the securities representing public debt, which may be carried out by a third party as provided in the corresponding supreme decree.

…”

IV.                               DECRETO LEY Nº 2.349 DE 1978 - ESTABLECE NORMAS SOBRE CONTRATOS INTERNACIONALES PARA EL SECTOR PÚBLICO.

(Diario Oficial de 28 de octubre de 1978 y modificaciones posteriores)

“…

Artículo 1º.- Decláranse válidos los pactos destinados a sujetar al derecho extranjero los contratos internacionales, cuyo objeto principal diga relación con negocios u operaciones de carácter económico o financiero, celebrados o que se celebren por organismos, instituciones o empresas internacionales o extranjeras que tengan el centro principal de sus negocios en el extranjero, con el Estado de Chile o sus organismos, instituciones o empresas.

Son igualmente válidas las estipulaciones por las cuales se haya sometido o se sometan diferendos derivados de tales contratos a la jurisdicción de tribunales extranjeros, incluyendo tribunales arbitrales previstos en mecanismos de arbitraje preestablecidos o en el respectivo contrato, como también las estipulaciones por las que se haya fijado o se fije domicilio especial y se haya designado o se designe mandatario en el extranjero para los efectos del contrato.

Lo dispuesto en los incisos anteriores igualmente es aplicable a los actos y contratos por los cuales el Estado de Chile o sus organismos, instituciones y empresas, hayan otorgado u otorguen, en cualquier forma, su garantía a terceros en los contratos a que se refiere el inciso primero.

En virtud del sometimiento a la jurisdicción de un tribunal extranjero, cesará el derecho a invocar la inmunidad de jurisdicción, a menos de estipulación expresa en contrario.

Artículo 2º.- Declárase que el Estado de Chile y sus organismos, instituciones o empresas, podrán renunciar a la inmunidad de ejecución en los contratos referidos en el artículo anterior. Con todo, tal renuncia se entenderá limitada al cumplimiento de sentencias recaídas en litigios derivados del contrato específico en que ella se haya convenido. Tratándose de organismos, instituciones y empresas con personalidad jurídica distinta a la del Estado, la renuncia afectará exclusivamente los bienes del dominio de la entidad contratante.

La renuncia pactada en los contratos a que se refiere este artículo, celebrados con anterioridad a la vigencia de este decreto ley, se entenderá válida con las mismas limitaciones señaladas en el inciso anterior.

Artículo 3º.- Para los efectos de este decreto ley, se entenderá por organismos, instituciones y empresas del Estado, todo servicio público, institución fiscal o semifiscal, centralizada o descentralizada, empresa del Estado y, en general, todo organismo autónomo creado por ley como, asimismo, toda empresa, sociedad o entidad pública o privada en que el Estado o sus empresas, sociedades o instituciones, centralizadas o descentralizadas, tengan aportes de capital, representación o participación superiores al 50% del capital social, aun cuando se exija norma expresa para aplicarles las disposiciones legales del sector público.

Artículo 4º.- Para que los contratos y estipulaciones indicados en los artículos 1° y 2° convenidos con posterioridad a la vigencia del presente decreto ley, queden regidos por sus disposiciones, será necesario que la sumisión al derecho extranjero o a tribunales extranjeros, el señalamiento de domicilio, la designación de mandatario en el extranjero y la renuncia a la inmunidad de ejecución, cuenten con la autorización del Presidente de la República, dada mediante decreto del Ministerio de Hacienda. Se exceptúan de esta exigencia el Banco Central y el Banco del Estado de Chile.

El Presidente de la República podrá otorgar su autorización en general a determinados organismos, instituciones o empresas del Estado, o en particular para algunas clases de contrato. En todo caso, esta autorización no podrá concederse por un plazo superior a un año; pero podrá renovarse.

La autorización a que se refiere este artículo no excluye otras necesarias en razón de la naturaleza del contrato de que se trate.

Artículo 5º.- Sin perjuicio de la validez de las estipulaciones contenidas en actos o contratos ya celebrados, no valdrá renuncia alguna en cuanto a la inmunidad de ejecución respecto de los fondos, derechos y bienes que el Banco Central de Chile mantuviere en el extranjero, por cuenta propia, salvo que dicha renuncia se refiera a obligaciones contraídas por dicho Banco.

Artículo 6º.- No procederá renuncia alguna de inmunidad de ejecución respecto de los bienes inmuebles y del mobiliario destinados a mantener una misión diplomática o consular o la residencia del jefe de ellas.

No valdrá renuncia alguna de inmunidad de ejecución con respecto a bienes destinados a fines militares, tanto aquellos que sean propiamente de carácter militar como aquellos que se encuentren bajo el control de una autoridad militar o agencia de defensa.

Artículo 7º.- Las estipulaciones contenidas en los artículos 1º y 2º no podrán pactarse en los contratos que se celebren en conformidad al decreto ley número 600, de 13 de Julio de 1974, y sus modificaciones.

Asimismo, no procederán en los contratos que se celebren sobre concesiones de bienes fiscales, ni en los actos o contratos que celebren los organismos, instituciones o empresas del Estado de Chile, cuando la legislación particular por la cual se rijan excluya en forma expresa la sumisión a la ley o tribunal extranjeros, o disponga que los diferendos que de ellos deriven deban ser sometidos a la ley chilena o a tribunales nacionales.

Artículo 8º.- La designación de mandatarios especiales a que se refiere el artículo 1° sólo podrá recaer, en el futuro, en un cónsul chileno general o particular o de distrito, en alguna agencia u oficina de organismos, instituciones o empresas del Estado de Chile con sede en el extranjero, o en el representante legal de dicha agencia u oficina.

Artículo 9º.- Cualquier Estado extranjero y sus organismos, instituciones y empresas podrán impetrar en Chile la inmunidad de jurisdicción y de ejecución, según el caso, en los mismos términos y con igual amplitud e idénticas excepciones como la reconociere su propia legislación en favor del Estado de Chile o de sus organismos, instituciones y empresas.

Artículo 10º.- Sustitúyese el N° 3 del artículo 245 del Código de Procedimiento Civil, por el siguiente:

“3.- Que la parte en contra de la cual se invoca la sentencia haya sido debidamente notificada de la acción. Con todo, podrá ella probar que, por otros motivos, estuvo impedida de hacer valer sus medios de defensa.”

Artículo 11º.- Declárase que las operaciones de crédito con el exterior, pactadas con instituciones o empresas bancarias o financieras, extranjeras o internacionales, han estado y estarán sometidas, en cuanto a estipulaciones sobre intereses, comisiones, recargos, pago anticipado y demás condiciones financieras, a las modalidades usuales imperantes en el mercado externo de capitales, sin que les sean aplicables las disposiciones limitativas sobre la materia de la legislación nacional.

Se presume que las condiciones contenidas en operaciones aprobadas por el Banco Central de Chile son las imperantes en el respectivo mercado externo de capitales.

…”

Convenience English Translation

DECREE LAW No. 2,349 OF 1978

RULES REGARDING INTERNATIONAL

CONTRACTS FOR STATE SECTOR

(Published in the Official Gazette of October 28, 1978, as amended)

“…

Article 1.- Stipulations that subject to a foreign governing law the international agreements, the main purpose of which are businesses or transactions of an economic or financial nature, that have been or will be executed between international or foreign entities, institutions or corporations whose main center of operations is located abroad and the Chilean State or its agencies, institutions or enterprises; are hereby declared valid.

Stipulations by which disputes arising out of such contracts have been or are submitted to the jurisdiction of foreign courts of arbitration contemplated in pre-established mechanisms of arbitration or in the respective contract, as well as stipulations by which special domiciles have been or are established and agents abroad have been or are designated for purposes of the contract; are likewise valid.

The above is also applicable to the acts and contracts by which the State of Chile or its organisms, institutions and enterprises have granted or grant, in any manner, its guarantee to the third parties in the contracts referred to in the first paragraph.

By the submission to the jurisdiction of a foreign court, the right to invoke immunity from jurisdiction will cease, unless in case of express stipulation to the contrary.

Article 2.- It is declared that the State of Chile, its organisms, institutions or enterprises, may waive immunity from execution in the contracts referred to in the previous article.

However, such waiver will be limited to the enforcement of judgments obtained in lawsuits arising out of the specific contract in which said waiver has been given. In the case of organisms, institutions and enterprises with a legal personality separate from that of the State, the waiver will only affect assets belonging to them.

Waivers stipulated in the contracts referred to in this article that have been executed prior to this decree law will be valid with the same limitations indicated in the previous paragraph.

Article 3.- For the purposes of this decree law, organisms, institutions and companies of the State shall mean every public service, fiscal or semi-fiscal institution, centralized or decentralized, state-owned company, and in general, every autonomous organism created by law, as every enterprise, society or entity, public or private in which the State, its companies, societies or institutions, centralized or decentralized, have equity contributions, representation or participation exceeding 50% of the outstanding capital, even in those cases in which an explicit norm is required to apply to them public sector regulations.

Article 4.- In order that contracts and stipulations indicated in article 1 and 2 executed subsequently to this decree law be governed by its provisions, it will be necessary that the submission to foreign law or to foreign courts, the establishment of domicile, the designation of agents abroad and the waiver of domicile, the designation of agents abroad and the waiver of immunity from execution be authorized by the President of the Republic by decree of the Ministry of Finance. The Central Bank of Chile and the State Bank of Chile (Banco del Estado de Chile) are exempted from these requirements.

The President of the Republic may grant his authorization generally to certain state organisms, institutions or enterprises, or particularly for certain kinds of agreements.

In any event, this authorization may not be granted for a term of over one year, but it may be renewed.

The authorization referred to in this article does not exclude other authorizations that may be necessary in consideration of the nature of the contract in question.

Article 5.- Notwithstanding the validity of stipulations contained in acts and contracts already executed, no waiver regarding the funds, rights and property held by the Central Bank abroad will be valid, unless such waiver refers to obligations acquired by such Bank.

Article 6.- No waiver to immunity of execution shall be granted regarding the movable property and furniture of diplomatic or consular missions or the residence of the chief of any of them.

No waiver of immunity from execution shall be valid with respect to property destined to military purposes, including both military property of an inherently military character and property that is under the control of a military authority or defense agency.

Article 7.- Stipulations contained in articles 1° and 2° herein shall not be agreed in contracts executed under the provisions of Decree Law N° 600, of July I3, I974, an its amendments.

Likewise, they will not be agreed in contracts of concession of fiscal property, nor in acts or contracts executed by organisms, institutions or companies of the Chilean State, when particular legislation by which they are construed expressly excludes the submission of foreign law or courts, or dictates that disputes originates from them shall be submitted to Chilean law or Chilean Courts.

Article 8.- In the future, the appointment of special representatives referred to in article 1º shall only be to a Chilean general consul, or particular, or of a district, to some agency or office of organisms, institutions, or companies of the Chilean State with seat abroad, or to the legal representative of such agency or office.

Article 9.- Any foreign State and its organisms [agencies], institutions and enterprises may call for immunity of jurisdiction and execution in Chile, as the case may be, in the same terms and amplitude and identical exceptions as recognized by its own legislation in favor of the Chilean State, or of its organisms, institutions or companies.

Article 10.- Article 245 Nº 3 of the Civil Procedure Code is substituted by the following:

“3. That the party against which the sentence is being invoked has been duly served of the lawsuit. However, he may prove that, for different motives, he was prevented from assuming his defense.”

Article 11.- It is declared that all foreign loan operations, agreed with institutions or banking or finance companies, foreign or international, are and will continue to be submitted, regarding stipulations about interest, commissions, surcharges, prepayments and other financial conditions, to the terms prevailing in foreign capital markets, without being applicable to them the restrictive regulations provided for this matter in national legislation.

It is deemed that conditions contained in operations approved by the Central Bank are prevailing in the respective foreign capital market”

…”

V.                                   DECRETO CON FUERZA DE LEY Nº 7.912, DE 1927 - DECRETO QUE ORGANIZA LAS SECRETARÍAS DEL ESTADO.

(Diario Oficial de 5 de diciembre de 1927 y modificaciones posteriores)

“…

Art. 6. Corresponde al Ministerio de Hacienda:

…

ñ) Todo lo relacionado con el crédito público, la presentación al Congreso de los proyectos de contribuciones y el financiamiento de aquellos que signifiquen gasto para el Estado;

…

Art. 13. El Ministro, como representante del Presidente de la República es el jefe inmediato de todos los servicios y funcionarios públicos dependientes de su Ministerio. Los jefes de servicios deberán llevar un escalafón del personal de su dependencia con datos completos sobre su calidad, años de servicios, sueldo, etc.

Art. 14. En cada Ministerio habrá Subsecretarías que tendrán a su cargo, además de la colaboración general directa con el Ministro, la responsabilidad especial de la administración y servicio interno del Ministerio y de los asuntos que no correspondan a organismos técnicos determinados.

Habrá también departamento u organismos técnicos encargados de dirigir, inspeccionar y administrar los servicios que determine el Presidente de la República.

…

Art. 17. El trámite de los decretos supremos será el siguiente: firma del Presidente de la República, cuando corresponda, o, en su caso, sólo del Ministro, numeración y anotación en el Ministerio de origen, examen y anotación en la Contraloría General, y comunicación a la Tesorería General, cuando se trate de compromisos para el Estado.

Ninguna oficina de Hacienda, Tesorería, Contaduría, etc., dará cumplimiento a decretos que no hayan pasado por el trámite antes indicado. El funcionario público que no dé cumplimiento a esta disposición perderá por este solo hecho su empleo. Para este efecto los jefes de servicios no serán considerados como tales.

…”

Convenience English Translation

DECREE WITH FORCE OF LAW No. 7,912, OF 1927

DECREE THAT ORGANIZES THE SECRETARIES OF THE STATE [MINISTRIES]

(Published in the Official Gazette of December 5, 1927, as amended)

“…

Art. 6. The Minister of Finance shall have the following Powers:

…

ñ) Any related subject to the public credit, the submission to Congress of bills of law regarding payments to the State and the financing of bills of law that require public expenditure;

…

Art. 13. The Minister as representative of the President of the Republic, is the immediate superior officer of all services and public servants of his/her Ministry. Chiefs of services shall keep a registry of the public servants subject to them including information about their quality, years devoted to the service, salary, etc.

Art. 14. Every Ministry shall have Undersecretaries that shall be entrusted, in addition to general cooperation with the Minister, with the special responsibility of the Management and internal service of the Ministry and of those affairs not assigned to specific technical entities.

There shall also be departments or technical entities in charge of directing, inspecting and managing those services determined by the President of the Republic.

…

Art. 17. The formalities required for supreme decrees are as follows: signature of the President of the Republic, when due or, as the case may be, only of the Minister, numbering and annotation at the issuing Ministry, examination and annotation at the Office of the

Comptroller General (Contraloría General de la República) and notice to the General Treasurer, when related to undertakings of the State.

No office of (the Ministry of) Finance, the General Treasury, Accounting, etc. shall give compliance to decrees not complying with the above mentioned formalities. The public servant in breach of this provision shall lose his/her office by this mere fact. However, chiefs of services shall not be regarded as public servants for these purposes.

…”

VI.                               DECRETO LEY Nº 1.028, DE 1975 - PRECISA ATRIBUCIONES Y DEBERES DE LOS SUBSECRETARIOS DE ESTADO.

(Diario Oficial de 28 de mayo de 1975 y modificaciones posteriores)

“…

Articulo 2°.- En su calidad de colaboradores inmediatos del Ministro y de confianza exclusiva del Presidente de la República, los Subsecretarios deberán cumplir, especialmente y sin perjuicio de las demás atribuciones que les señalen las leyes y reglamentos, las siguientes funciones:

a) Subrogar al Ministro en caso de ausencia temporal o impedimento transitorio para el cumplimiento de las funciones de su cargo, con excepción sólo de los Subsecretarios del Ministerio del Interior y de los dependientes del Ministerio de Defensa Nacional. En caso de existir en una misma Secretaría de Estado dos o más Subsecretarios, la subrogación del Ministro corresponderá al de más antigua designación y, de ser ésta coincidente, al que preceda en el correspondiente decreto supremo de nombramiento.

…

g) Firmar por el Ministro la documentación que éste determine, salvo los decretos supremos; sin perjuicio de lo dispuesto en la letra a) del presente artículo;

…”

Convenience English Translation

DECREE LAW No. 1,028. OF 1975

PRECISIONS ON POWERS AND DUTIES OF UNDERSECRETARIES

OF THE STATE

(Published in the Official Gazette of May 28, 1975, as amended)

“…

Article 2°.- As immediate collaborators to the Minister and subject to the exclusive confidence, the Undersecretaries shall comply with the following, without prejudice of any other Powers vested upon them by the laws and regulation:

a) Subrogate the Minister in case of temporary absence or when he is temporary prevented to perform the duties of his office. The aforementioned is not applicable to the Undersecretaries of the Ministry of the Interior and the Ministry of Defense. In case that one Ministry has two or more Undersecretaries, the subrogation of the Minister shall be performed by the one who was first appointed in his office;

…

g) Sign all documentation on behalf of the Minister, as determined by the latter, except for supreme decrees, without prejudice of letter a) above (subrogation of the Minister by the Undersecretary);

…”